EXHIBIT 10.30

                      RIG MANAGEMENT AGREEMENT


     THIS RIG MANAGEMENT AGREEMENT(the "Agreement") is entered into effective as of the 1st day of April, 1999, by and between CLIFFS DRILLING COMPANY, a Delaware corporation (hereinafter referred to as "Owner"), and R&B FALCON DRILLING USA, INC., a Delaware corporation (hereinafter referred to as "Manager").

                            WITNESSETH:

     WHEREAS, Owner is the owner and operator of the following jack-up drilling rigs (individually a "Vessel" and collectively the "Vessels"):

     Cliffs Drilling 100      Liberia   Official No. 9179
     Cliffs Drilling 150      Liberia   Official No. 8909
     Cliffs Drilling 151      Liberia   Official No. 8572
     Cliffs Drilling 152      Liberia   Official No. 8530
     Cliffs Drilling 153      Liberia   Official No. 8353
     Cliffs Drilling 154      Liberia   Official No. 8573
     Cliffs Drilling 155      U.S.      Official No. 621912
     Cliffs Drilling 156      Panama    Official No. 17081-PEXT-3
     Cliffs Drilling 180      Liberia   Official No. 9792
     Cliffs Drilling 200      Liberia   Official No. 8539

     WHEREAS, Owner desires to engage Manager to manage the Vessels, and Manager desires to perform management services on behalf of Owner with respect to the Vessels, in accordance with the terms and provisions of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby represent, warrant, covenant, and agree as follows:


                             ARTICLE I

                        MANAGEMENT SERVICES

     1.1 Term of Agreement. Manager shall perform or arrange for the performance of the management services provided for herein for the term of this Agreement. The term of this Agreement shall commence as of the date hereof and shall end upon the expiration of 60 days prior written notice by either Manager or Owner to terminate this Agreement with respect to all of the Vessels; provided, however, that Manager may not terminate this Agreement with respect to any Vessel without the written consent of Owner if such termination would result in a breach of or default under any then-current drilling contract for such Vessel; and provided, further, that Owner shall remain liable to Manager for all accrued but unpaid management fees and cost reimbursements due Manager pursuant to Section 1.3 of this Agreement, notwithstanding any such termination..

     1.2 Services to be Performed. Subject to the terms and conditions of this Agreement, Manager agrees to use its reasonable best efforts during the term of this Agreement to (a) maintain the Vessels in good repair, (b) obtain for the Vessels drilling contracts with reputable and solvent persons, at market rates and terms, and (c) operate the Vessels profitably. In this regard, Manager shall provide the following:

          (i) all necessary and desirable management services, including management of the day-to-day operations of the Vessels and long-range planning for the operations of the Vessels;

          (ii) all necessary and desirable accounting, tax, and clerical services, including maintaining the necessary and desirable books and records with respect to the Vessels, preparation of monthly, quarterly and annual financial reports and tax returns, and all necessary and desirable payroll and accounts payable services;

          (iii) all necessary and desirable purchasing, maintenance and personnel services, including purchasing and expediting of supplies for the Vessels, maintenance and repair of the Vessels, and hiring, training and safety of personnel to work on the Vessels;

          (iv) all necessary and desirable bidding, contracting and marketing services, including all necessary efforts to maintain maximum utilization of the Vessels;

          (v) all necessary working capital to fund the direct and indirect costs associated with operating and maintaining the Vessels; and

          (vi) as necessary, Manager's executive and senior management personnel and all other personnel required in order to perform the services enumerated in this Paragraph
     1.2.

     1.3 Compensation. During the term of this Agreement, the following compensation will be due with respect to each Vessel:

          (i) Management Fee. In lieu of any indirect cost allocation or reimbursement obligation, Owner will pay to Manager on a monthly basis in arrears a fixed management fee of $700 per day with respect to each Vessel.

          (ii) Profit Sharing. Owner and Manager will share ratably in the net profit or loss resulting from each Vessel, after taking into account all direct operating costs paid by Manager. The profit sharing ratio shall be 80% (Owner) and 20% (Manager). Such profit or loss shall be determined on a pre-tax basis in accordance with generally accepted accounting principles consistently applied. Manager shall prepare and submit to Owner within twenty (20) days after the end of each calendar quarter a management report identifying the direct costs incurred by, and reflecting the net profit and loss resulting from, each Vessel. In the event that the quarterly management report indicates a net profit resulting from the Vessels, Manager shall remit to Owner, within thirty (30) days following the end of the calendar quarter, an amount equal to 80% of such net profit. In the event that the quarterly management report indicates a net loss resulting from the Vessels, Owner shall remit to Manager, within thirty (30) days following the end of the calendar quarter, an amount equal to 80% of such net loss.

     1.4 Capital Expenditures. During the term of this Agreement, Owner will pay for the cost of capital expenditures incurred in connection with the Vessels and for ancillary equipment acquired for the Vessels. Capital expenditures are defined to include all such betterments which extend the useful or economic life of the Vessel or its equipment.


                             ARTICLE II

                        CONFLICT OF INTEREST

     2.1 Conflict of Interest. Owner expressly acknowledges that Manager and its affiliates own and operate drilling rigs which may compete with the business of Owner, and, accordingly, that conflicts of interest may arise between the interest of Manager and its affiliates in the employment of drilling rigs owned and/or operated by them, on the one hand, and the interest of Owner in the employment of the Vessels, on the other hand. Owner hereby waives any and all rights, remedies and recourses which it might otherwise have under law or under this Agreement against Manager and any of its affiliates arising out of such conflicts of interest as long as all reasonable efforts are made to secure employment for the Vessels in the same manner and on the same terms as efforts are made to secure employment for the drilling rigs owned and/or operated by Manager and its affiliates. Without limiting the generality of the foregoing, Manager, or any of its affiliates, shall not be deemed to have been unfair or to have acted in bad faith or in breach of any obligation that Manager or any of its affiliates may have under law or under this Agreement where a decision is made to employ a drilling rig owned and/or operated by Manager or its affiliates rather than the Vessels when Manager or its affiliate determines in good faith that (i) such drilling rig is more suitable to the requirements of the particular job either because of the capabilities of such drilling rig, its location, crew, relatively better availability than the Vessels, or other factors; (ii) the contracting party indicate a preference for such other drilling rig; or (iii) other opportunities to employ the Vessels are then available, or may reasonably be expected to be available in the relatively near future, on reasonably comparable terms and conditions to Owner.


                            ARTICLE III

                             COVENANTS

     3.1 Covenants of the Manager. Manager hereby covenants and agrees with Owner that:

     (a)   It  will act in good faith and perform its obligations
hereunder  in  a  timely, professional, and safe  manner  and  in
accordance   with  standard  industry  practices  and  applicable
manufacturers' specifications;

     (b) It will, in all material respects, carry out its obligations hereunder in accordance with all applicable laws, regulations, and ordinances;

     (c) It will promptly inform Owner of any material adverse change in the condition of the Vessels;

     (d) It will at all times give Owner and its representatives access to the Vessels;

     (e) It will direct that proceeds of insurance on the Vessels or other property of Owner be paid to appropriate parties under applicable mortgages and drilling contracts, and otherwise to Owner (and not to Manager).

     3.1 Covenants of the Owner. Owner covenants and agrees with Manager that:

     (a) It will act in good faith and perform its obligations hereunder;

     (b) It will permit Manager to have and maintain custody of the Vessels during the term of this Agreement.


                             ARTICLE IV

                          INDEMNIFICATION

     4.1 Acknowledgment of Risks and Hazards. It is stipulated and agreed by Owner that operation of the Vessels involves substantial risks and hazards. Manager shall not be held liable or responsible to Owner for the negligence of Manager or its agents, independent contractors, or employees. Except as otherwise provided in this Agreement, Manager shall have no liability or obligation to Owner for any decision made or action taken in connection with the discharge of Manager's rights, duties, and obligations hereunder if such decision or action is made and taken in good faith, and Owner shall indemnify and hold harmless Manager (and all shareholders, officers, directors, and employees thereof) from and against any and all claims, demands, liabilities, costs, and causes of action arising out of or incident to any such decision or action, the negligence of Manager notwithstanding. Manager shall be liable, however, to Owner for all damages suffered by Owner as a result of Manager's own gross negligence or willful misconduct with respect to operation of the Vessels or breach of this Agreement. The indemnification rights herein contained shall be cumulative of, and in addition to, any and all rights, remedies, and recourses to which Manager shall be entitled, whether pursuant to other provisions of this Agreement, at law, or in equity. Manager's rights under this Section 4.1 shall survive the termination of such Manager's status as manager of the Vessels.


                             ARTICLE V

                           MISCELLANEOUS

     5.1 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered by
(i) personal delivery, (ii) expedited delivery service, (iii) certified or registered mail, postage prepaid, or (iv) facsimile with confirmation of transmission. Any such notice shall be deemed given upon its receipt at the following address:

               (a)  If to the Owner, at:

                    Cliffs Drilling Company
                    1200 Smith Street, Suite 300
                    Houston, Texas 77002
                    Attn:  Mr. Douglas E. Swanson
                    Facsimile:  (713) 951-0649

               (b)  If to the Manager, at:

                    R&B Falcon Drilling U.S.A., Inc.
                    901 Threadneedle
                    Houston, Texas 77079-2982
                    Attn:  Mr. Bernie Stewart
                    Facsimile:  (281) 496-0285

Any  party  may, by notice given in accordance with this  Section
5.1 to the other party, designate another address or person for receipt of notices hereunder.

     5.2 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereby and supersedes all prior agreements, written or oral, with respect to the subject matter hereof.

     5.3 Waivers and Amendments; Non-Contractual Remedies; Preservation of Remedies. This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by Owner and Manager or, in the case of a waiver, by the party waiving compliance. No delay on the part of a party in exercising any right, power, or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power, or privilege, or any single or partial exercise of any such right, power, or privilege, preclude any further exercise thereof. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity.

     5.4   GOVERNING LAW.   THIS AGREEMENT SHALL BE GOVERNED  BY,
AND  CONSTRUED  AND ENFORCED IN ACCORDANCE WITH, THE  SUBSTANTIVE
LAWS OF THE STATE OF TEXAS EXCLUDING ITS CHOICE OF LAW RULES.

     5.5 Binding Effect; No Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Unless otherwise expressly provided herein, no rights or obligations under this Agreement are assignable. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any person other than the parties to this Agreement and their respective successors and permitted assigns.

     5.6 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.

     5.7 Severability of Provisions. If any provision, or any portion of any provision, of this Agreement shall be held invalid or unenforceable, or if the application of any provision or any portion thereof to any person or circumstances shall be held invalid or unenforceable, the remaining portion of such provision, or such provision as it applied to other persons or circumstances, and the remaining provisions shall not be affected thereby.

     5.8    References  and  Titles.   All  references  in   this
Agreement to articles, sections, subsections, and other subdivisions refer to corresponding articles, sections, subsections, and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivision and shall be disregarded in construing the language contained in such subdivision. The words "this Agreement," "herein," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     5.9   Independent  Contractor Status.   The  parties  hereto
agree that the Manager is an independent contractor and that no employee of Manager is, or is to be deemed for any purpose to be, an employee of Owner.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

OWNER:                            CLIFFS DRILLING COMPANY


                                  By:_____________________________
                                     Douglas E. Swanson, President


MANAGER:                          R&B FALCON DRILLING USA, INC.



                                  By:_____________________________
                                     Bernie Stewart, President